Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(713) 579-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 49% INCREASE IN PROVED RESERVES FOR 2004

HOUSTON, Texas, February 28, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced that its year-end 2004 estimated proved reserves totaled 419.3 million BOE, a 49% increase over year-end 2003. PXP replaced 975% of the 22.9 million BOE it produced during 2004 at an average all-source cost of $6.97 per BOE. Reserve additions through discoveries, extensions and revisions replaced 152% of production at an average cost of $5.71 per BOE. Reserve additions from acquisitions totaled 188.2 million BOE and sales of reserves totaled 61.7 million BOE.

Over the past three years PXP has achieved an average reserve replacement rate of 654% with average all-source finding and development costs of $7.23 per BOE, while reserve additions through discoveries, extensions and revisions replaced 120% of production at an average cost of $7.07 per BOE.

“We are encouraged by the 2004 drilling results which have continued to deliver cost effective reserve growth and attractive returns for our shareholders,” said James C. Flores, PXP’s Chairman, President and Chief Executive Officer. “We began our multi-year drilling programs in the Inglewood field testing the deeper Sentous and Moynier zones and in the Rocky Point structure offshore California. We increased drilling activity in several of our fields in the San Joaquin Valley and expect to nearly triple that activity in 2005. We believe the 2004 results as well as the historical performance demonstrate PXP’s ability to economically expand its asset base.”

Year-end 2004 estimated proved reserves of 419.3 million BOE were composed of 351.4 million barrels of oil and liquids and 407.4 Bcf of natural gas. Approximately 68% of the reserves were classified as proved developed reserves compared to 58% in 2003. PXP’s reserve-to-production ratio is 16.3 years for total proved reserves and 11.1 years for proved developed reserves.

At year-end 2004, the pre-tax net present value of proved reserves, calculated according to SEC guidelines and discounted at 10%, was $3.3 billion. This compares with the Company’s reported 280.9 million BOE of reserves with a pre-tax net present value discounted at 10% of $2.0 billion at December 31, 2003.

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PXP’s third party engineers, Netherland, Sewell and Associates, Inc. reviewed 100% of PXP’s properties, including those acquired from Nuevo Energy Company, for their preparation of PXP’s proved reserves report.

2004 Earnings Release

The Company will announce its fourth quarter and 2004 year-end earnings on March 15, 2005. PXP will host a conference call to discuss the results and other forward-looking items at 10:30 a.m. Central time on that day. Investors wishing to participate may dial 1-800-370-0740 or international: 1-973-409-9259. The replay will be available through March 29, 2005 and can be accessed by dialing 1-877-519-4471 or international: 1-973-341-3080, Replay ID: 5770076.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	assumptions utilized in developing reserve estimates,

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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PLAINS EXPLORATION & PRODUCTION COMPANY

Reserve Summary

MMBOE
Year End 2003 Reserves	280.9
Extensions/Discoveries	28.9
Improved Recovery	10.7
Revisions	(4.8)
Acquisitions	188.2
Property Sales	(61.7)
Production	(22.9)

Year End 2004 Reserves	419.3

Selected Reserve Data

	2004	2003	2002
Future Net Revenue from Proved Reserves (millions)	$6,909.8	$4,619.3	$3,859.7
Pre-tax Present Value of Proved Reserves (millions)

Proved Developed	$2,639.2	$1,391.0	$916.3
Proved Undeveloped	702.8	578.3	598.7

Total Proved	$3,342.0	$1,969.3	$1,515.0

NYMEX WTI Spot Price - $/Bbl	$43.45	$32.52	$31.20
Henry Hub Spot Price -$/MMBTU	$6.15	$5.97	$4.79

Proved Reserves
Oil & Liquids – MMBbls	351.4	227.7	240.2
Natural Gas – Bcf	407.4	319.2	77.2
Barrel of Oil Equivalent - MMBOE	419.3	280.9	253.0

Proved Reserve Profile
Proved Developed Value	79%	71%	60%
Proved Developed Volumes	68%	58%	54%

Reserve additions (MBOE)	222,975	43,826	24,387

Reserve life (years)(1)	16.3	19.6	27.1

Costs incurred (thousands)	$1,554,380	$485,975	$64,497

Reserve Replacement Ratio	975%	356%	261%
Three-year Average(2)	654%	317%	267%

Reserve Addition Costs - $/BOE	$6.97	$11.09	$2.64
Three-year Average (2)	$7.23	$7.02	$3.71

(1)	Reserve life for 2004 and 2003 are based on annualized fourth quarter production to reflect the effect of the Nuevo and 3TEC acquisitions and the sale of certain producing properties.
(2)	PXP was spun off from Plains Resources in December 2002.

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